EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-82820, 33-82928, 33-84394, and 333-54102) of Eagle Materials Inc. of our reports dated May 27, 2008, with respect to the consolidated financial statements of Eagle Materials Inc., and the effectiveness of internal control over financial reporting of Eagle Materials Inc., included in the Annual Report (Form 10-K) for the year ended March 31, 2008.
/s/ Ernst & Young LLP
Dallas, Texas
May 27, 2008